Exhibit (a)(1)(iv)

Form of Letter from the Company to Noteholders
in Connection with the Company’s Acceptance of Tendered Notes

New Mountain Finance Corporation
c/o D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

[DATE]

[NOTEHOLDER NAME/ADDRESS]

Dear Noteholder:

This letter serves to inform you that New Mountain Finance Corporation (the “Company”) has received and accepted for purchase your tender of the Company’s 7.50% Convertible Notes due 2025 (the “Notes”).

In accordance with the terms of the tender offer, you will receive payment for Notes purchased pursuant to the Tender Offer by deposit of cash relating to the Purchase Price for all Notes validly tendered (the “Purchase Price”), plus accrued interest on such Notes, with D.F. King & Co., Inc., which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

If you have any questions, please contact the Company’s Information and Tender Agent at (800) 967-5084.

Sincerely,

New Mountain Finance Corporation